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Exhibit 16.1



October 14, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by CyberGuard Corporation which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated October 11, 1999. We agree with the statements concerning our Firm in such Form 8-K.


Very Truly Yours,

/s/ PricewaterhouseCoopers LLP